Dark

Dark - use the internet privately, securely, and anonymously. Go dark with Dark.

Invest

$1 minimum investment

DEADLINE: April 17, 2023

in 2 months

UNIT PRICE

$1

TOTAL RAISED

$1,000

VALUATION

$10,800,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

PROBLEM

Americans are concerned about their privacy. Data about our online activities can be tracked by companies, the government, and others. In fact, according to Pew Research, 60% of U.S. adults believe it is impossible to avoid being tracked by the government or corporations as they go about their daily lives.

> **“A majority of Americans believe their online and offline activities are being tracked and monitored by companies and the government with some regularity.”**
>
> ---
> *Pew Research*

SOLUTION

In the world we live in today, privacy is an illusion. Dark returns privacy back to the individual by allowing them to use the internet anonymously. Using web 3.0 technology, the company is building an end-to-end private, secure internet platform, using blockchain-based IP service addresses, replacing the need for open records DNS systems.

Go dark with Dark and maintain your privacy.

> **“Some 81% of the public say that the potential risks they face because of data collection by companies outweigh the benefits.”**
>
> ---
> *Pew Research*



MARKET OPPORTUNITY

Web 3.0 is the third generation internet, which enables users to gain control of their own data. With more than $80 billion in funding from venture funds, private equity, and hedge funds, the web 3.0 ecosystem has grown to include thousands of companies (Bain).

According to Emergen Research, the web 3.0 market reached $3.2 billion in 2021. The market is expected to grow at a compound annual growth rate of almost 44% through 2030, reaching a total size of more than $81 billion.

Factors driving this growth include:

- Increasing demand for better user experience
- Connectivity advancements
- Growing preference for NFTs, digital collectibles and currencies


WEB 3.0

BUSINESS MODEL

The company plans to implement a subscription model:

- End users pay monthly subscription fee to protect their privacy
- Companies that want to place their products or services into our ecosystem pay a development fee plus an annual subscription fee

The initial Dark product is a plugin, easily installed into the Chrome browser. This simple plugin will service as the gateway to Dark and its ecosystem. Once using the Dark Plugin in your chrome browser, a dark button option appears on your browser. Once pressed, the browser will then resolve to any website url using its location on a dark proprietary blockchain-based system rather than on the conventional internet. This allows users, Dark, and content providers privacy, security, and anonymity leveraging the inherent protections and distributed nature of the blockchain.

TEAM



Peter Schmidt
Founder & Manager

Dr. Schmidt is a neuroscientist and research leader with deep experience in movement, motor control, and exercise. Trained at Harvard, Cornell, and New York's Hospital for Special Surgery, he was formerly Vice Dean of the Brody School of Medicine where he focused on research and clinical operations of a 300-physician multi-specialty faculty serving a 900-bed hospital. He received grant funding from Intel founder Andy Grove to study an Intel-backed wearable device and served as an advisor to Google, Apple, and a start-up Parkinson's sensor company. He is currently Chairman of the non-profit Huntington Study Group and Vice Chairman of the Davis Phinney Foundation and holds academic affiliations with New York University's Grossman School of Medicine and Dartmouth College.



Srikanth Vaddepati
Technology

Srikanth is Senior Software Engineer with over 8+ years experience in building software applications. He has been part of two early stage startups in the past. He is a multilingual programmer and loves learning new technologies. Srikanth has worked on cloud platforms like Amazon, Azure and Google.



Salma Shaik
Technology

Salma is an expert in working with payment wallets and has worked with Western Union and GoldSikka in the past. She recieved her BS in Computer Science from Annie Besant Women's College.



Noah Brooks
Technology

Noah is a polyglot developer with extensive experience building data-driven applications. He believes data is humanity's most significant utility, solving the world's most complex problems. Driven by his love for the field of data science, he co-founded Vorwo, a startup utilizing AI to end workforce dysfunction. At Vorwo, he built the company's MVP and continues to act as Chief Product Officer. Noah was formerly Lead Developer at Dropkite.



Bilal Ibrahim
Senior Network Engineer

Bilal is a senior network engineer with more than 17+ years of experience in routing, switching and firewall technologies. He is certified in CCNA security, CCNP routing and switching and AWS cloud networking. He is currently working on completing his certification in AWS security. He graduated in 2005/2006 with a degree in software engineering from the university of Almansour. Bilal is passionate about designing, configuring and troubleshooting networks.

USE OF PROCEEDS

If the offering's maximum amount of $124,000 is raised:

Use	Value	% of Proceeds
Technology	$86,800	70.0%
Marketing	$24,800	20.0%
General & Administrative Expense	$6,324	5.1%
Intermediary fees	$6,076	4.9%

TERMS

This is an offering of Common Units, under registration exemption 4(a)(6), in Dark LLC. This offering must raise at least $10,000 by April 17, 2023 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Dark may issue additional securities to raise up to $124,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

10,924,000 units
× $1 per unit

$10,924,000 implied valuation

PITCH DECK

Dark Pitch Deck

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on February 17, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Feb 17, 2023	Primary offering of 124,000 units at $1
Feb 17, 2023	Filed Form C

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